Fidelity Corporate Bond ETF

Fidelity Limited Term Bond ETF

Fidelity Total Bond ETF

A special meeting of shareholders was held on November 18, 2015. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.
	# of Votes	% of Votes
Elizabeth S. Acton
Affirmative	163,192,077.17	97.820
Withheld	3,638,249.45	2.180
TOTAL	166,830,326.62	100.000
John Engler
Affirmative	162,861,021.61	97.621
Withheld	3,969,305.01	2.379
TOTAL	166,830,326.62	100.000
Albert R. Gamper, Jr.
Affirmative	162,626,575.44	97.481
Withheld	4,203,751.18	2.519
TOTAL	166,830,326.62	100.000
Robert F. Gartland
Affirmative	162,748,975.23	97.554
Withheld	4,081,351.39	2.446
TOTAL	166,830,326.62	100.000
Abigail P. Johnson
Affirmative	162,998,927.15	97.704
Withheld	3,831,399.47	2.296
TOTAL	166,830,326.62	100.000
Arthur E. Johnson
Affirmative	162,850,329.98	97.615
Withheld	3,979,996.64	2.385
TOTAL	166,830,326.62	100.000
Michael E. Kenneally
Affirmative	162,622,559.78	97.478
Withheld	4,207,766.84	2.522
TOTAL	166,830,326.62	100.000
James H. Keyes
Affirmative	162,344,236.84	97.311
Withheld	4,486,089.78	2.689
TOTAL	166,830,326.62	100.000
Marie L. Knowles
Affirmative	162,740,374.15	97.549
Withheld	4,089,952.47	2.451
TOTAL	166,830,326.62	100.000
Geoffrey A. von Kuhn
Affirmative	162,677,915.63	97.511
Withheld	4,152,410.99	2.489
TOTAL	166,830,326.62	100.000
Proposal 1 reflects trust wide proposal and voting results.